Exhibit 23.1

KPMG LLP
Suite 4000
1735 Market Street
Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2026, with respect to the consolidated financial statements of QVC, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 11, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.